Exhibit 99.1

Zumiez Inc. Reports May 2009 Sales Results

Net Sales Decreased 9.6% to $23.5 Million

May 2009 Comparable Store Sales Decreased 20.7%

EVERETT, Wash.--(BUSINESS WIRE)--June 3, 2009--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 30, 2009 decreased 9.6% to $23.5 million, compared to $26.0 million for the four-week period ended May 31, 2008. The company's comparable store sales decreased 20.7% for the four-week period, versus a comparable store sales increase of 0.2% in the year ago period.

To hear the Zumiez prerecorded April sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of May 2, 2009 we operate 363 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500, ext. 1564
Chief Financial Officer
or
Investors:
ICR
Chad Jacobs or Brendon Frey, 203-682-8200